Exhibit 7(n)

Amendment to the Amended and Restated Fee Waiver and Expense Reimbursement Agreement

THIS AMENDMENT is made and effective as of August 1, 2022 between PACE SELECT ADVISORS TRUST, a Delaware statutory trust ("Trust"), and UBS ASSET MANAGEMENT (AMERICAS) INC. ("UBS AM"), a Delaware corporation registered as an investment adviser under the Investment Advisers Act of 1940, as amended.

WHEREAS, the Trust and UBS AM have entered into an Amended and Restated Fee Waiver and Expense Reimbursement Agreement dated as of November 26, 2021 (the "Agreement"); and

WHEREAS, Section 10 of the Agreement permits amendments to the Agreement as signed in writing by the parties to the Agreement; and

WHEREAS, UBS AM proposed adjustments that would lower the expense caps in place with respect to Class A, Class Y, and Class P shares of each of PACE Intermediate Fixed Income Investments and PACE Alternative Strategies Investments (the "Funds"); and

WHEREAS, the Trust's Board of Trustees approved the changes to the expense caps for the Funds;

NOW THEREFORE, Schedule A to the Agreement is hereby amended and restated as follows to reflect the lower expense caps in place with respect to Class A, Class Y, and Class P shares of each of the Funds effective as of the date of this Amendment with all other terms of the Agreement remaining the same:

Schedule A

Maximum Permitted Rate

Fund	Class A expense cap	Class Y expense cap	Class P expense cap	Class P2 expense cap
UBS Government Money Market Investments Fund	N/A	N/A	0.60%	N/A
PACE® Mortgage-Backed Securities Fixed Income Investments	0.97%	0.72%	0.72	N/A
PACE® Intermediate Fixed Income Investments	0.86	0.61	0.61	N/A
PACE® Strategic Fixed Income Investments	0.90	0.65	0.65	N/A
PACE® Municipal Fixed Income Investments	0.82	0.57	0.57	N/A
PACE® Global Fixed Income Investments	1.03	0.87	0.84	N/A
PACE® High Yield Investments	1.06	0.88	0.91	N/A
PACE® Large Co Value Equity Investments.	1.14	0.89	0.89	N/A
PACE® Large Co Growth Equity Investments	1.13	0.88	0.88	N/A
PACE® Small/Medium Co Value Equity Investments	1.29	1.04	1.04	N/A
PACE® Small/Medium Co Growth Equity Investments	1.33	1.08	1.08	N/A
PACE® International Equity Investments	1.25	1.00	1.00	N/A
PACE® International Emerging Markets Equity Investments	1.45	1.20	1.20	N/A
PACE® Global Real Estate Securities Investments	1.45	N/A	1.20	N/A
PACE® Alternative Strategies Investments	1.83	1.58	1.58	N/A

PACE Select Advisors Trust		PACE Select Advisors Trust

By:	/s/ Rose Ann Bubloski	By:	/s/ Joanne Kilkeary
Name: Rose Ann Bubloski		Name: Joanne Kilkeary
Title: VP and Assistant Treasurer		Title: VP and Treasurer

The foregoing Amendment is hereby accepted and effective as of August 1, 2022.

UBS Asset Management (Americas) Inc.		UBS Asset Management (Americas) Inc.

By:	/s/ Eric Sanders	By:	/s/ Keith A. Weller
Name: Eric Sanders		Name: Keith A. Weller
Title: Director and Associate General Counsel		Title: Executive Director and Deputy General Counsel